EXHIBIT 10(iii)(f.3)

Exxon Mobil Corporation	Stephen A. Littleton
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, Texas 75039-2298	and Corporate Secretary

January 4, 2021

[Name of Non-Employee Director]

I am pleased to inform you that on January 4, 2021, you were granted 2,500 shares of restricted stock under Exxon Mobil Corporation's 2004 Non-Employee Director Restricted Stock Plan (the "Plan") and in accordance with the Board's standing resolution regarding grants under the Plan. This letter summarizes key terms of your award and is qualified by reference to the Plan. You should refer to the text of the Plan for a detailed description of the terms and conditions of your award. Copies of the Plan have been previously distributed to you and are also available on request to me at any time.

The restricted stock has been registered in your name and will be held in book-entry form by the Corporation's agent during the restricted period. As the owner of record, you have the right to vote the shares and receive cash dividends. However, during the restricted period the shares may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, and your restricted stock account will be subject to stop transfer instructions. When the restricted period expires, shares will be delivered to or for your account free of restrictions.

The restricted period for this award began at the time of grant. The restricted period will expire when you leave the Board after reaching retirement age (currently, age 72) or by reason of death. If you leave the Board before reaching retirement age, your restricted stock will be forfeited unless the Board determines to lift the restrictions at that time. By accepting this award you agree to all its terms and conditions, including the restrictions on transfer and events of forfeiture.

You are entitled to designate a beneficiary for your restricted stock account. Please contact Cindy Kessel Guild at (972) 940-6708 for the necessary form should you wish to do so. Additional information concerning your award, including information on the tax consequences of your award and certain additional information required by the Securities Act of 1933, is also enclosed with this letter.

Should you have any questions concerning the Plan or this award, please feel free to contact me at (972) 940-6716.

Sincerely,

[signed by Stephen A. Littleton]

Enclosures